                                                                     Exhibit 2.1


                             PLAN AND AGREEMENT OF
                                SHARE EXCHANGE
                                 BY AND AMONG
                            COLORADO MEDTECH, INC.,
                     CIVCO MEDICAL INSTRUMENTS CO., INC.,
                                      AND
                                 VICTOR WEDEL



                            Dated November 15, 1999

                     PLAN AND AGREEMENT OF SHARE EXCHANGE
                                 BY AND AMONG
                            COLORADO MEDTECH, INC.,
                     CIVCO MEDICAL INSTRUMENTS CO., INC.,
                                      AND
                                 VICTOR WEDEL



List of Schedules

Schedule 2.4      Shareholder Listing
Schedule 2.10     Financial Statements
Schedule 2.11     Material Adverse Changes
Schedule 2.13     Material Liabilities
Schedule 2.14     Accrued Taxes
Schedule 2.15     Real Property Owned or Leased by Civco
Schedule 2.17     Intellectual Property
Schedule 2.17.3   Employees Covered by Nondisclosure Agreements
Schedule 2.19     Material Contracts
Schedule 2.20     Litigation
Schedule 2.21     Company Transactions with Officers, Directors, or Shareholders
Schedule 2.22     Employment Agreements
Schedule 2.23     Employee Benefit Programs
Schedule 2.25     Bank Accounts
Schedule 2.27     Environmental Reports and Documents

List of Exhibits

A     Real Property Description
B     Escrow Agreement
C     Registration Rights Agreement
D     Warranty Deed
E     Shareholder Certificate
F     Civco Certificate
G     Opinion of Civco Counsel
H     Opinion of Civco Certified Public Accountants
I     CMED Officer Certificate
J     CMED Secretary Certificate
K     Opinion of CMED Counsel
L     Opinion of CMED Certified Public Accountants

                               TABLE OF CONTENTS

SECTON 1.    SHARE EXCHANGE.............................................    2

  1.1  The Share Exchange...............................................    2
  1.2  Closing..........................................................    2
  1.3  Effect of Share Exchange.........................................    3
  1.4  Share Exchange Adjustment........................................    3
  1.5  Evidence of Title................................................    4
  1.6  Title Review; Indemnification for Unsatisfactory Conditions......    4
  1.7  Matters Not Shown by the Public Records..........................    4
  1.8  Payment of Encumbrances..........................................    4
  1.9  Possession.......................................................    4
  1.10 Damage to Real Property..........................................    4

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.............    5

  2.1  Organization; Articles, Bylaws...................................    5
  2.2  Corporate Power..................................................    5
  2.3  Authorization and Enforceability.................................    5
  2.4  Capitalization...................................................    6
  2.5  Compliance with Other Instruments; None Burdensome...............    6
  2.6  No Subsidiaries..................................................    6
  2.7  Effect of Agreement..............................................    6
  2.8  Government, Third Party Consents.................................    7
  2.9  Compliance with Legal Requirements; Licenses and Permits.........    7
  2.10 Financial Statements; No Undisclosed Liabilities.................    7
  2.11 No Material Adverse Change.......................................    7
  2.12 Books and Records................................................    8
  2.13 Material Liabilities.............................................    9
  2.14 Tax Matters......................................................    9
  2.15 Title to Property; No Liens, Encumbrances, Etc...................   10
  2.16 Facilities; Equipment; Condition.................................   10
  2.17 Intellectual Property; Intangible Assets.........................   10
  2.18 Insurance........................................................   11
  2.19 Material Contracts...............................................   11
  2.20 Litigation.......................................................   12
  2.21 Company Transactions with its Officers, Directors,
       or Shareholder...................................................   12
  2.22 Employees; Independent Contractors...............................   12
  2.23 Employee Benefit Plans...........................................   13
  2.24 Offering.........................................................   13
  2.25 Bank Accounts....................................................   13
  2.26 No Finder; Broker Fees...........................................   13
  2.27 Environmental and Health and Safety Matters......................   13
  2.28 Investment Representations.......................................   15
  2.29 Year 2000 Compliance.............................................   17
  2.30 Due Diligence....................................................   17
  2.31 Securities Act, Etc..............................................   17
  2.32 Names............................................................   18
  2.33 Real Property and Land Use.......................................   18
  2.34 Material Misstatements or Omissions..............................   18

SECT.ON 3.    REPRESENTATIONS AND WARRANTIES OF CMED....................   18

  3.1  Organization; Articles, Bylaws...................................   18
  3.2  Corporate Power..................................................   19
  3.3  Authorization....................................................   19

  3.4  Government, Third Party Consents.................................   19
  3.5  Current Public Filings...........................................   19

SECTION 4.    CONDITIONS TO CLOSING.....................................   19

  4.1  Conditions to Closing of CMED....................................   19
  4.2  Conditions to Close of Shareholder...............................   21

SECTION 5.    OTHER COVENANTS AND AGREEMENTS............................   22

  5.1  Access to Information............................................   22
  5.2  Customer Contact.................................................   22
  5.3  Business Relationships...........................................   22
  5.4  No Transfer......................................................   22
  5.5  Employees........................................................   22
  5.6  Registration Right...............................................   23
  5.7  Standstill.......................................................   23
  5.8  Amendments.......................................................   23
  5.9  Satisfaction of Conditions.......................................   23
  5.10 Governmental Filings.............................................   23
  5.11 Good Faith.......................................................   23

SECTION 6.    TERMINATION...............................................   23

  6.1  Methods of Termination...........................................   23
  6.2  Effect of Termination............................................   23
  6.3  Procedure Upon Termination.......................................   24

SECTION 7.    INDEMNIFICATION...........................................   24

  7.1  General Indemnification Covenants................................   24
  7.2  Procedures for Indemnification Pursuant to Section 7.1...........   25
  7.3  Certain Information..............................................   26
  7.4  Release by Shareholder...........................................   26
  7.5  Indemnification by CMED..........................................   27
  7.6  No Rights of Shareholder Against CIVCO...........................   27
  7.7  Limits on Indemnification; Escrow................................   27

SECTION 8.    MISCELLANEOUS.............................................   28

  8.1  Notice...........................................................   28
  8.2  Execution of Additional Documents................................   29
  8.3  Binding Effect; Benefits.........................................   29
  8.4  Entire Agreement.................................................   29
  8.5  Governing Law....................................................   29
  8.6  Arbitration; Consent to Jurisdiction.............................   29
  8.7  Attorneys' Fees and Costs........................................   30
  8.8  Survival.........................................................   31
  8.9  Waivers..........................................................   31
  8.10 Merger of Documents..............................................   31
  8.11 Incorporation of Exhibits and Schedules..........................   31
  8.12 Severability.....................................................   31
  8.13 Assignability....................................................   31
  8.14 Effectiveness of Agreement.......................................   31

     This PLAN AND AGREEMENT OF SHARE EXCHANGE is entered into this November 15, 1999 by and among COLORADO MEDTECH, INC., a Colorado corporation ("CMED"), CIVCO MEDICAL INSTRUMENTS CO., INC., an Iowa corporation ("CIVCO"), and VICTOR WEDEL, the holder of all of the outstanding capital stock of CIVCO ("Shareholder").

                                   RECITALS

     A. CMED and Shareholder desire that CMED acquire all of the outstanding securities of CIVCO (whether capital stock or instruments exercisable for or convertible into capital stock of CIVCO, collectively, the "CIVCO Shares") and be the sole shareholder of CIVCO pursuant to the terms and conditions set forth in this Plan and Agreement of Share Exchange (the "Agreement").

     B. CMED further desires to acquire certain real property, described on Exhibit A attached hereto, together with all interests of Shareholder in vacated streets and alleys adjacent thereto, all easements and other appurtenances thereto, and all fixtures thereto and improvements contained thereon, owned by Shareholder (collectively, the "Real Property") on which the CIVCO facility is located, and in consideration for such Real Property, CMED agrees to issue shares of common stock of CMED to Shareholder pursuant to the terms of this Agreement.

     C. In consideration for the CIVCO Shares and the Real Property, Shareholder shall receive shares of common stock of CMED ("CMED Common Stock") under the terms set forth in this Agreement.

     D. CMED and Shareholder are entering into a separate Escrow Agreement of even date herewith and attached hereto as Exhibit B, and a Registration Rights Agreement of even date herewith and attached hereto as Exhibit C (collectively, such agreements and all other documents delivered pursuant to this Agreement are referred to herein as the "Documents").

SECTION 1.    Share Exchange

     1.1  The Share Exchange
          ------------------
     At the Closing, and subject to the other terms and conditions of this Agreement, CMED shall acquire from Shareholder all of the CIVCO Shares in exchange for the issuance of 706,667 shares of CMED Common Stock to Shareholder, subject to adjustment as provided Section 1.4 herein. Also at the Closing, and subject to the other terms and conditions of this Agreement, CMED shall acquire the Real Property in exchange for the issuance of 43,333 shares of CMED Common Stock to Shareholder, also subject to adjustment pursuant to Section 1.4. The CMED Common Stock to be issued to Shareholder pursuant to this Agreement is referred to herein as the "CMED Shares".

     1.2  Closing
          -------
     The closing of the transactions contemplated herein (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Section 5 or at such other time as the parties agree (the "Closing Date"), but in no event shall the Closing take place later than December 8, 1999. The Closing shall take place at the offices of Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado or at such other location as the parties agree.

          1.2.1  Deliveries of Shareholder and CIVCO.  Subject to the terms and
                 -----------------------------------
     conditions of this Agreement, at the Closing, Shareholder and CIVCO shall deliver, or cause to be delivered, to CMED:

                 1.2.1.1 stock certificates representing all of the outstanding CIVCO Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to CMED

                 1.2.1.2 the Escrow Agreement in the form attached hereto as Exhibit B executed by Shareholder;

                 1.2.1.3 the warranty deed in the form attached hereto as Exhibit D executed by Shareholder;

                 1.2.1.4 the Registration Rights Agreement in the form attached hereto as Exhibit C executed by Shareholder;

                 1.2.1.5 a certificate executed by Shareholder and in the form attached hereto as Exhibit E certifying that each of the covenants, conditions and agreements to be performed by Shareholder have been complied with as of the Closing Date;

                 1.2.1.6 a certificate executed by the Secretary of CIVCO in the form attached hereto as Exhibit F;

                 1.2.1.7 resignations of all officers and directors of CIVCO from such positions except those persons continuing as officers or directors of CIVCO;

                 1.2.1.8 an opinion executed by counsel to CIVCO and Shareholder in the form attached hereto as Exhibit G; and

                 1.2.1.9 an opinion executed by the certified public accountants to CIVCO in the form attached hereto as Exhibit H.

                 1.2.1.10 a document terminating the current lease on the Real Property.

          1.2.2  Deliveries of CMED. Subject to the terms and conditions of this
                 ------------------
     Agreement, at the Closing, CMED shall deliver, or cause to be delivered, to
     CIVCO:

                 1.2.2.1 stock certificates evidencing the CMED Shares, less such CMED Shares deliverable into escrow pursuant to Section 7.7.2 herein;

                 1.2.2.2 the Escrow Agreement in the form attached hereto as Exhibit B executed by CMED;

                 1.2.2.3 the Registration Rights Agreement in the form attached hereto as Exhibit C executed by CMED;

                 1.2.2.4 a certificate executed by an officer of CMED and in the form attached hereto as Exhibit I certifying that each of the covenants, conditions and agreements to be performed by CMED have been complied with as of the Closing Date;

                 1.2.2.5 a certificate executed by the Secretary of CMED in the form attached hereto as Exhibit J;

                 1.2.2.6 an opinion executed by counsel to CMED in the form attached hereto as Exhibit K; and

                 1.2.2.7 an opinion executed by the certified public accountants to CMED in the form attached hereto as Exhibit L.

     1.3  Effect of Share Exchange.  The authorized and outstanding capital
          ------------------------
stock, Certificate of Incorporation and Bylaws of CIVCO shall not be amended, modified or terminated by this Agreement or the transactions contemplated herein.

     1.4  Share Exchange Adjustment.
          -------------------------

          1.4.1  CIVCO Stock.  Notwithstanding the other provisions of this
                 -----------
     Section 1, if the net worth of CIVCO (total assets minus total liabilities, the "CIVCO Net Worth") is less than $1,800,000 as of the Closing Date, the number of CMED Shares issuable to Shareholder under Section 1.1 shall be reduced by the difference between $1,800,000 and the CIVCO Net Worth as of the Closing Date, divided by the per share price of $15.00. If CIVCO Net Worth as of the Closing Date exceeds $1,800,000, there shall be no adjustment to the number of CMED Shares issuable under Section 1.1. Closing Date Net Worth will be calculated on the date five (5) calendar days ("Calculation Date") prior to the Closing Date. CIVCO will disclose to CMED any material changes to Net Worth between the Calculation Date and the Closing Date. Subject to any such material changes, Net Worth calculated as of the Calculation Date shall be deemed to be the Closing Date Net Worth. If at the Closing any manager of CIVCO declines to continue his employment with CIVCO after the Closing, or at the Closing is or has been terminated, and such termination or failure to continue employment creates an obligation of CIVCO to pay severance to such manager, the number of CMED Shares issuable to Shareholder under Section 1.1 shall be reduced by such severance, divided by the per share price of $15.00.

          1.4.2  Real Property. The number of CMED Shares issuable to
                 -------------
     Shareholder with respect to the Real Property is based on total debt on the Real Property of $536,000. To the extent debt on the Real Property at the Closing differs from $536,000, the number of CMED Shares issued to Shareholder with respect to the Real Property shall be adjusted up or down as appropriate, using a per share price of $15.00. Mortgage pre-payment penalties, if any, and related costs associated with the sale of the Real Property shall be similarly deducted from the purchase price.

          1.4.3  No Fractional Shares.  No fractional CMED Shares shall be
                 --------------------
     issued hereunder and any fractional shares resulting from the calculation in this Section 1.4 shall be rounded to the nearest whole share.

     1.5  Evidence of Title.  Shareholder shall furnish to CMED, at
          -----------------
Shareholder's expense, an abstract of title certified to a current date, at least ten (10) days prior to the Closing (the "Title Deadline"). Copies of instruments as to which exception to title is taken by CMED or its counsel ("Exceptions") shall also be furnished to CMED at Shareholder's expense. This requirement shall pertain only to instruments shown of record in the office of the clerk and recorder of the designated county or counties. The title abstract, together with any copies of instruments furnished pursuant to this Section, constitute the title documents ("Title Documents"). CMED, or CMED's designee, must require Shareholder, in writing, to furnish copies of instruments identified as Exceptions no later than 10 (ten) days after Title Deadline.

     1.6  Title Review; Indemnification for Unsatisfactory Conditions.  CMED
          -----------------------------------------------------------
shall have the right to inspect the Title Documents. Written notice by CMED of unmerchantability of title or of any other unsatisfactory title condition shown by the Title Documents shall be signed by or on behalf of CMED and given to Shareholder on or before the Closing Date.

     1.7  Matters Not Shown by the Public Records.  Shareholder shall deliver to
          ---------------------------------------
CMED, on or before the Title Deadline, true copies of all leases, surveys and similar materials in Shareholder's possession pertaining to the Real Property and shall disclose to CMED all easements, liens or other title matters not shown by the public records of which Shareholder has actual knowledge. CMED shall have the right to inspect the Real Property to determine if any third party has any right in the Real Property not shown by the public records (such as an unrecorded easement, unrecorded lease, or boundary line discrepancy).

     1.8  Payment of Encumbrances.  Any encumbrance required to be paid shall be
          -----------------------
paid at or before Closing, including the payment in full by CMED of the mortgage on the Real Property by wire transfer to Firstar Bank Iowa N.A..

     1.9  Possession.  Possession of the Real Property shall be delivered to
          ----------
CMED at the Closing.

     1.10 Damage to Real Property.  In the event the Real Property shall be
          -----------------------
damaged by fire or other casualty prior to time of Closing, in an amount of not more than ten percent of the total purchase price, Shareholder shall be obligated to repair the same before the Closing. In the event such damage is not repaired within said time or if the damages exceed such sum, this Agreement may be terminated at the option of CMED. Should CMED elect to carry out this Agreement despite such damage, CMED shall be entitled to credit for all the insurance proceeds resulting from such damage to the Real Property and Inclusions, not exceeding, however, the total purchase price. Should any Inclusion(s) or service(s) fail or be damaged between the date of this Agreement and the date of Closing, then Shareholder shall be liable for the repair or replacement of such Inclusion(s) or service(s) with a unit of similar size, age and quality, or an equivalent credit, less any insurance proceeds received by CMED covering such repair or replacement.

     1.11  Environmental Site Assessment.  Shareholder, at CIVCO's expense,
           -----------------------------
shall provide a Phase I site assessment report (or equivalent as requested by CMED) (the "Report") on the Real Property to CMED not later than five (5) days prior to the Closing. CMED shall have five (5) days to examine the Report. In the event CMED objects to any hazardous conditions identified in the Report in writing within five (5) days of receipt, then this Agreement shall terminate, at CMED's option. CMED's receipt of the Report shall not limit Shareholder's liability for the condition of the Real Property.

     1.12  Survey.  It is understood that the Real Property is presently being
           ------
surveyed, and Shareholder shall cause the survey to be completed at his expense. If requested by CMED, the survey will be recorded at Shareholder's expense and, if reasonably requested by CMED, an Affidavit of Surveyor will be obtained explaining the discrepancies between the survey description and that contained in the chain of title to the Real Property. If written notice of any unsatisfactory condition disclosed by such survey is given by CMED to Shareholder, Shareholder shall use reasonable efforts to correct said condition prior to the date of Closing.

SECTION 2.    Representations and Warranties of Shareholder

     Shareholder represents and warrants to CMED as follows:

     2.1   Organization; Articles, Bylaws.  CIVCO is an Iowa corporation duly
           ------------------------------
organized and existing under, and by virtue of, the laws of the State of Iowa and is in good standing under such laws. CIVCO has all requisite corporate power and authority to own and operate its real, personal and intellectual properties and assets, and to carry on its business as presently conducted and planned to be conducted. CIVCO is not presently qualified to do business as a foreign corporation in any jurisdiction, and the failure to be so qualified will not have a material adverse effect on the CIVCO's business as now conducted or as now proposed to be conducted. CIVCO has furnished CMED with a copy of the articles of incorporation of CIVCO, as amended, (the "Articles") and certified by the Secretary of State of the State of Iowa and a copy of the Bylaws, which copies are true, correct and complete and contain all amendments through and as of the Closing Date.

     2.2   Corporate Power.  CIVCO has all requisite legal and corporate power
           ---------------
and authority (i) to execute and deliver this Agreement and the Documents; (ii) to sell the CIVCO Shares hereunder, and (iii) to carry out and perform its obligations under the terms of the Documents.

     2.3   Authorization and Enforceability.  All corporate action on the part
           --------------------------------
of CIVCO necessary for (i) the authorization, execution, delivery and performance of this Agreement and the Documents by CIVCO, (ii) the authorization, issuance, sale and delivery of the CIVCO Shares, and (iii) the performance of all of CIVCO's duties and obligations hereunder and thereunder has been taken. This Agreement and the Documents, when executed and delivered by CIVCO and Shareholder, shall constitute the valid and binding obligations of each of CIVCO and Shareholder, enforceable in accordance with their terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.4  Capitalization.  Immediately prior to the Closing, the authorized
          --------------
capital stock of CIVCO will consist solely of 10,000,000 shares of common stock (the "CIVCO Common Stock"), 1,600,000 of which are issued and outstanding. The outstanding shares of CIVCO Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The CIVCO Shares when issued in compliance with the provisions of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and free of any liens or encumbrances. The number of CIVCO Common Stock held by Shareholder, and all outstanding options and warrants and any other obligations of CIVCO convertible into or exercisable or exchangeable for capital stock of CIVCO, are set forth in
Schedule 2.4, and such listing is complete and accurate as of the Closing.

     There are no options, warrants or other rights to purchase any CIVCO common stock. There are no preemptive rights or rights of first refusal with respect to the capital stock or other contracts or agreements which, through antidilution protection or otherwise, obligate CIVCO to issue CIVCO common stock. The offer, sale and issuance of all CIVCO Shares referred to in this Section constituted transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable Blue Sky laws, and were conducted in compliance with such laws.

     2.5  Compliance with Other Instruments; None Burdensome.  Neither CIVCO nor
          --------------------------------------------------
Shareholder are in violation of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to their knowledge neither CIVCO nor Shareholder are in violation of any order, statute, rule or regulation applicable to CIVCO or Shareholder. The execution, delivery and performance of and compliance with this Agreement and the Documents, and the issuance and sale of the CIVCO Shares and the sale of the Real Property have not resulted and will not result in any violation of, or conflict with, or constitute a default under, any of the terms of any corporate restriction or of any indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, corporate charter, bylaw or any instrument, document or agreement by which Shareholder, the Real Property or CIVCO or its properties may be bound or affected, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon the Real Property or any of the properties or assets of CIVCO or Shareholder.

     2.6  No Subsidiaries.  CIVCO does not own and has never owned any interest,
          ---------------
directly or indirectly, in any other corporation, person, company, limited liability company, business, trust, partnership or other entity or association.

     2.7  Effect of Agreement.  The execution, delivery and performance of this
          -------------------
Agreement by CIVCO and Shareholder and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both: (i) to their knowledge, violate any provision of law, statute, rule or regulation to which CIVCO or Shareholder is subject; (ii) violate any judgment, order, writ or decree of any court, arbitrator or governmental agency applicable to CIVCO or Shareholder; (iii) have any effect on any of CIVCO's permits, licenses, tariffs, orders or approvals or the ability of CIVCO to make use of such permits, licenses, tariffs, orders or approvals; or (iv) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of, any lien, security interest, charge or encumbrance upon the Real Property or any of the properties or assets of CIVCO or Shareholder pursuant to any charter, bylaw, commitment, contract or other agreement or instrument to which CIVCO or Shareholder is a party or by which any of its assets or properties or the Real Property are or may be bound or affected or from which CIVCO or Shareholder derives benefit.

     2.8  Government, Third Party Consents.  All consents, approvals or
          --------------------------------
authorizations of, and all designations, declarations or filings with any governmental authority or of any third party required in connection with the execution of this Agreement and the Documents on the part of CIVCO and Shareholder, and the performance of the transactions contemplated thereby, have been obtained by CIVCO and Shareholder, including for the offer, issuance or sale of the CIVCO Shares, except for the qualification (or the taking of such action which may be necessary to secure an exemption from qualification, if available) of the offer and sale of the CIVCO Shares under applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner prior to or promptly upon the completion of the Closing.

     2.9  Compliance with Legal Requirements; Licenses and Permits.  To the
          --------------------------------------------------------
knowledge of Shareholder and CIVCO, the conduct by CIVCO of its activities as currently conducted, or currently planned by CIVCO to be conducted, does not violate or infringe any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any federal, state or local government or authority, including without limitation any judgment against CIVCO (collectively, the "Legal Requirements"), neither CIVCO nor Shareholder have received notice of any violation by CIVCO of any Legal Requirements, and neither CIVCO nor Shareholder have no knowledge or reason to know of any basis for the allegation of any such violation.

     2.10  Financial Statements; No Undisclosed Liabilities.  CIVCO has
           ------------------------------------------------
delivered to CMED its unaudited balance sheet, statement of operations and statement of cash flows as of and for the fiscal year ended September 30, 1999, its audited balance sheet, statement of operations and statement of cash flows as of and for the fiscal years ended September 30, 1998 and 1997 and the unaudited balance sheet of CIVCO as of October 31, 1999 (the "Balance Sheet Date") together with the unaudited statement of operations and statement of cash flows for the one month period ended October 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are attached hereto as
Schedule 2.10 and are complete and correct in all material respects, and they have been prepared in accordance with United States generally acceptable accounting principles ("GAAP") on a consistent basis throughout the period indicated. The Financial Statements accurately describe the financial condition and operating results of CIVCO as of the date and during the periods indicated.

     2.11  No  Material Adverse Change.  Except as disclosed in Schedule 2.11,
           ---------------------------
since the Balance Sheet Date, and excluding the transactions contemplated by the
Documents:

           2.11.1 CIVCO has not entered into any transaction which was not in the ordinary course of its business except as disclosed to CMED;

           2.11.2 there has been no change in the condition (financial or otherwise), business, property, assets, operations or liabilities of CIVCO other than changes in the ordinary course of its business, none of which, individually or in the aggregate, has had or is expected to have a material adverse effect on CIVCO;

          2.11.3 CIVCO has not incurred, assumed, endorsed or guaranteed any debt, obligation or liability (contingent or otherwise) that individually or in the aggregate is material to CIVCO;

          2.11.4 CIVCO has not waived any valuable right or a material debt owed to it;

          2.11.5 there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the condition (financial or otherwise), business, property, assets, operations or liabilities of CIVCO;

          2.11.6 there has been no resignation or termination of employment of any officer or key employee of CIVCO or of any key independent contractor of CIVCO, and CIVCO knows of no impending resignation or termination of employment of any officer or key employee of CIVCO or of any key independent contractor of CIVCO, that would have a material adverse effect on the condition (financial or otherwise), business, property, assets, operations or liabilities of CIVCO;

          2.11.7 there have been no loans made by CIVCO to employees, Shareholder, officers or directors other than travel advances, office advances and sales commission advances made in the ordinary course of its business;

          2.11.8 CIVCO has not declared or made any payment of any dividend or other distribution of the assets of CIVCO;

          2.11.9 CIVCO has not sold, assigned, transferred or disposed of in any way any of its interest in and to any patents, copyrights, trademarks, tradenames, trade secrets, know how or other intangible assets of CIVCO;

          2.11.10 there has been no termination, amendment, assignment, modification or change to any material agreement to which CIVCO is a party or by which it is bound which materially adversely affects the business, assets, liabilities, financial condition, operations or prospects of CIVCO, including compensation agreements with CIVCO's employees;

          2.11.11 there has been no other event or condition of any character that individually or in the aggregate materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of CIVCO.

          2.11.12 there have been no distributions to Shareholder.

     2.12 Books and Records.  The books and records of CIVCO are located at
          -----------------
CIVCO's offices at 102 First Street South, Kalona, Iowa. The books of account and other financial and corporate records of CIVCO are in all material respects complete and correct, and are maintained in accordance with good business practices, as could reasonably be expected for a company the size and scope of CIVCO (provided, however, that this representation does not diminish the representations in Section 2.10). The minute books of CIVCO, as made available to CMED and its counsel, contain complete and accurate records of all meetings and accurately reflect all other corporate action of Shareholder and directors (and committees thereof) of CIVCO through the date hereof.

     2.13  Material Liabilities.  Except as described in the Financial
           --------------------
Statements, CIVCO does not have any obligations or liabilities (whether accrued, absolute or contingent), other than obligations or liabilities incurred in the ordinary course of its business since the Balance Sheet Date and which have not been material, either individually or in the aggregate.

     2.14  Tax Matters
           -----------

           2.14.1 CIVCO'S fiscal year for income tax reporting purposes ends September 30.

           2.14.2 CIVCO has timely filed (including extensions) all tax returns or reports that are required to have been filed by it with the appropriate federal, state, county and local government agencies or instrumentalities, that would have a material adverse effect on CIVCO if not filed. CIVCO has paid or established reserves shown on the Balance Sheet for all income, franchise, payroll and other taxes. An estimate of accrued taxes is set forth in Schedule 2.14. There is no pending dispute with any taxing authority relating to any of CIVCO's tax returns. CIVCO is not subject to any proposed material liability for any tax to be imposed upon its properties or assets for which there is not an adequate reserve reflected in the CIVCO Financial Statements or accrued since the Balance Sheet Date. No federal or state income or sales tax returns of CIVCO have been audited. CIVCO has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes. Complete and correct copies of the income tax returns of CIVCO for fiscal years ending in 1995, 1996, 1997, and 1998 as filed with the Internal Revenue Service and all state taxing authorities, together with all related correspondence and notices, have previously been delivered to CMED. CIVCO has not consented to having the provisions of Section 341(f) (which relates to collapsible corporations) of the Code apply to it.

     2.15 Title to Property; No Liens, Encumbrances, Etc. CIVCO has good and
          ----------------------------------------------
marketable title to all of its real and personal properties and assets, and has good title to all of its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, conditional sale agreement, security interest, encumbrances or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the condition (financial or otherwise), business, property, assets, operations or liabilities of CIVCO and which have not arisen otherwise than in the ordinary course of business. Schedule 2.15 contains a correct and complete list of all real property owned by CIVCO, and a list (including the amount of annual rents, lease term and a summary of the leased property) of all leases under which CIVCO is a lessee. The properties and leases listed on Schedule 2.15 are sufficient for the conduct of CIVCO's business as currently or currently proposed to be conducted. CIVCO is not in default under any lease listed on
Schedule 2.15 and does not occupy any real property in material violation of any law, regulations or decree.

     2.16 Facilities; Equipment; Condition. All of the furniture, fixtures or
          --------------------------------
equipment, buildings, plants, warehouses and other real estate owned or used by CIVCO in the conduct of its businesses ("Fixed Assets") is owned, operated or leased by CIVCO and is in good condition and repair (ordinary wear and tear excepted) and suitable for the uses for which intended. To the knowledge of CIVCO and Shareholder, all such Fixed Assets are operated in conformity with all applicable laws, ordinances, regulations, orders and other requirements relating thereto currently in effect.

     2.17 Intellectual Property; Intangible Assets.
          ----------------------------------------

          2.17.1 Schedule 2.17 lists all patents, trademarks, copyrights and material licenses owned by CIVCO or Shareholder or used in CIVCO's business. Except as listed on Schedule 2.17, CIVCO owns or has the right to use, free and clear of all liens, claims, judgments and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and all trade secrets, including know-how, inventions, designs, processes, computer programs and technical data, and rights with respect to the foregoing necessary to conduct its business as now conducted or as planned to be conducted or in the development, production, performance, operation and sale of all products and services sold or proposed to be sold by CIVCO (collectively the "Intellectual Property"), without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing.

          2.17.2 There is no pending or, to the knowledge of CIVCO, threatened claim or proceeding against CIVCO relating to the Intellectual Property, including without limitation claims of infringement, misappropriation, or breach of contract.

          2.17.3 Each of CIVCO's founders, employees, independent contractors and other persons or entities who, either alone or in concert with others, develop, invent, discover, derive, program or design secrets or other information used in CIVCO's business, or who has knowledge of or access to information relating to them, has entered into a written agreement with CIVCO, (i) providing that these secrets and information are confidential and proprietary to CIVCO and are not to be divulged or misused, and (ii) transferring to CIVCO all of such employee's or other person's right, title and interest in and to such secrets and information and other intangible assets to the extent permitted by applicable law. A list of such employees is attached hereto as Schedule 2.17.3. There is no breach or, to the best of CIVCO's knowledge, threatened breach of any such agreements.

     2.18 Insurance. CIVCO has and will maintain fire, casualty and liability
          ---------
insurance policies, with extended coverage, of the type prudent and customary for businesses of its size and type, sufficient in amount to allow it to replace any of its properties or assets which might be damaged or destroyed.

     2.19 Material Contracts. Except as listed on Schedule 2.19, CIVCO is not
          ------------------
a party to and is not bound by any contract, agreement, lease, commitment or proposed transaction, judgement, order, writ or decree, whether written or oral, absolute or contingent, other than:

          2.19.1 contracts for the purchase of supplies and services entered into in the ordinary course of business and that do not require payment of more than $10,000 by CIVCO and do not extend for more than one year beyond the date hereof;

          2.19.2 sales contracts entered into in the ordinary course of business;

          2.19.3 agreements involving less than $10,000 guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another, or involving less than $10,000 of compensating balances, or agreeing to assure another person meets any financial covenant;

          2.19.4 contracts terminable at will by CIVCO on no more than 30 days' notice without cost or liability to CIVCO and that do not involve any employment or consulting arrangement and are not material to the conduct of CIVCO's business;

          2.19.5 agreements that restrict the conduct of business anywhere in the world.

     For the purpose of this Section, employment and consulting contracts, contracts with labor organizations, license agreements and any other agreements relating to CIVCO's Intellectual Property (other than standard end user license agreements) shall not be deemed to have been entered into in the ordinary course of business of CIVCO. Copies of the agreements listed on Schedule 2.19 (collectively the "Material Contracts") have been furnished to CMED. The Material Contracts are valid, binding and in full force and effect, and enforceable by CIVCO in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. CIVCO has no knowledge, or reason to know, of any default or event (including the execution and performance of this Agreement and the Documents) that, with notice or lapse of time or both, would conflict with or constitute a breach of any Material Contract or would result in the creation or imposition of any lien or encumbrance on CIVCO, or any of CIVCO's real, personal or intellectual properties. CIVCO has no knowledge, or reason to know, of any proposed or threatened cancellation, amendment or termination of any Material Contract.

     2.20 Litigation. Except as described in Schedule 2.20, there are no
          ----------
actions, suits, proceedings or investigations pending in which CIVCO or Shareholder is a party or against or affecting the Real Property or any of CIVCO's properties, assets, business or financial condition before any court, agency or other tribunal (nor, to the knowledge of CIVCO and Shareholder, is there any basis therefor or threat thereof), (i) which, either in any case or in the aggregate, might result in any material adverse change in the condition (financial or otherwise), business, property, assets, operations or liabilities of CIVCO, Shareholder or the Real Property, or in any impairment of the right or ability of CIVCO to carry on its business as now conducted or as planned to be conducted, or in any material liability on the part of CIVCO, or (ii) which questions the validity of this Agreement or any action taken or to be taken in connection herewith. Neither CIVCO nor Shareholder are in default or breach of any order, writ, injunction or decree to which it is a party of any federal, state, local or foreign court, department, agency or instrumentality.

     2.21 Company Transactions with its Officers, Directors, or Shareholder.
          -----------------------------------------------------------------
Except as listed on Schedule 2.21, CIVCO is not indebted, either directly or indirectly, to any of its officers, employees, directors or Shareholder, or to their respective spouses or children, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses. None of CIVCO's officers, employees, directors or shareholders or any members of their immediate families is indebted to CIVCO, nor do any officers, employees, directors or shareholders have any direct or indirect ownership interest in any firm or corporation which controls, is controlled by or under common control with CIVCO or which competes with CIVCO, or with which CIVCO has a material supplier or customer relationship, except with respect to any aggregate interest in less than one percent (1%) of the securities of any corporation whose stock is publicly traded. No officer, employee, director or shareholder of CIVCO or any member of their immediate families is, directly or indirectly, interested in any material contract with CIVCO (other than with respect to such person's ownership of capital stock of CIVCO). CIVCO is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     2.22 Employees; Independent Contractors. Except as listed on Schedule
          ----------------------------------
2.22, CIVCO has not entered into any agreement, written or oral, with any current or former employee that will require CIVCO to make any payment to such employee upon termination. True and complete copies of all written employment agreements with key employees of CIVCO listed on Schedule 2.22 have been furnished to CMED prior to the Closing. To the knowledge of CIVCO, no employee or independent contractor of CIVCO is in violation of any term of any employment or independent contractor agreement, confidentiality or nondisclosure agreement, invention assignment agreement or any other contract or agreement relating to the relationship of any such employee or independent contractor with CIVCO or any other party because of the nature of the business conducted or planned to be conducted by CIVCO. To the knowledge of CIVCO, none of its employees or independent contractors are subject to any obligations (including any licenses, agreements, covenants or agreements of any nature), or subject to any decree, writ, judgment or order of any court or agency, that would interfere with his or her ability to perform services to CIVCO under any employment or independent contractor agreement with CIVCO, or that would conflict with CIVCO's business as conducted or planned to be conducted. Neither the execution and delivery of the Documents, nor the carrying on of CIVCO's business by the employees or independent contractors of CIVCO as currently conducted or planned to be conducted, will, to CIVCO's knowledge, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under, any contract, covenant, or instrument under which any of such employees and independent contractors is obligated, which conflict, breach or default would be materially adverse to CIVCO. CIVCO does not have any collective bargaining agreements covering any of its employees.

     2.23 Employee Benefit Plans. Except as listed on Schedule 2.23, neither
          ----------------------
CIVCO nor Shareholder has any employee benefit plan, stock option plan, stock appreciation plan, stock purchase plan, profit sharing plan, bonus plan or arrangement, or retirement or deferred compensation plan (collectively "Plans"). Neither CIVCO nor Shareholder has any liability (contingent or otherwise) to any other person (including a Plan trust or Plan) in respect of any profit sharing, bonus, retirement, deferred compensation or other employee benefit plan or arrangement that is maintained, sponsored or contributed to by another person.

     2.24 Offering. The offer, issuance and sale of the CIVCO Shares to be
          --------
issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and applicable state securities laws.

     2.25 Bank Accounts. Schedule 2.25 sets forth a correct and complete list
          -------------
of each bank account, brokerage account, similar account and safe deposit box maintained by CIVCO, and the names of all authorized signatories on such accounts.

     2.26 No Finder; Broker Fees. Except for Shareholder's obligation to
          ----------------------
Hanifen Imhoff & Co., neither CIVCO nor Shareholder has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement. Shareholder will indemnify and hold CMED harmless for any breach of this Section 2.26.

     2.27 Environmental and Health and Safety Matters.
          -------------------------------------------

          2.27.1 Shareholder and CIVCO have obtained all material permits, licenses and other authorizations which are required with respect to Shareholder and CIVCO under all Applicable Environmental Laws. Shareholder and CIVCO are in full compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Law, and any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Neither Shareholder nor CIVCO have received notice of any asserted present or past failure to comply with Applicable Environmental Law or Governmental Requirements or of any claim related thereto.

          2.27.2 No Hazardous Materials have been incorporated in, used on, stored on or under, released from, treated on, transported to or from, or disposed of on or from the Real Property such that, under Applicable Environmental Law (i) any such Hazardous Materials would be required to be removed or cleaned-up (other than in the ordinary course of business) or remediated, or (ii) the owner or lessee of the Real Property could be subjected to liability for the removal, clean-up or remediation of such Hazardous Materials; and neither Shareholder nor CIVCO have received notification from any Governmental Body or other third parties relating to Hazardous Materials on or affecting the Real Property or real property adjacent thereto or relating to any potential or known liability under Applicable Environmental Law arising from the ownership or leasing of the Real Property.

          2.27.3    Environmental Definitions. Each of the following terms
                    -------------------------
     will have the meaning indicated below:

     "Applicable Environmental Law" means CERCLA, RCRA, the Federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., the Hazardous Materials Transportation Act (49 U.S.C. (S)(S) 1801 et. seq.), the Toxic Substances Control Act (15 U.S.C.
     (S)(S) 2601 et. seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. (S)(S) 11001 et seq.), any similar provisions of federal, state or local law in the jurisdictions where Shareholder's owned or leased properties are located and the rules, ordinances and regulations thereunder and any other local, state and/or federal laws, rules, ordinances or regulations, whether currently in existence or hereafter enacted, including any amendments, modifications or supplements thereof or thereto, that govern or relate to:

     (a) the existence, clean-up and/or remediation of contamination on Real Property;

     (b) the protection of the environment from spilled, deposited, emitted or otherwise emplaced contamination;

     (c)  the control of hazardous wastes or toxic materials;

     (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including building materials; or,

     (e) underground storage tanks, whether empty, filled or partially filled with any material, waste or substance.

     "CERCLA" -- The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., as amended from time to time, including without limitation as amended by the Superfund Amendments and Reauthorization Act of 1986,Public Law No. 99-499, and regulations promulgated thereunder.

     "Governmental Requirements" means the following: Applicable Environmental Law, the Americans with Disabilities Act of 1990 (42 U.S.C. (S)(S)12101 et. seq.), the Architectural Barriers Act of 1968, the Endangered Species Act (15 U.S.C. (S)(S) 1531 et seq.), and similar provisions under applicable federal, state or local law, all as amended from time to time, and all regulations and rules promulgated with regard to any of the above, and any federal, state or local law, statute, ordinance, order, determination, listing or regulation pertaining to any of the above or pertaining to Hazardous Materials, health, environmental conditions, wetlands, endangered species or industrial hygiene.

     "Hazardous Materials" means any substance, material or product which as of the date of this Agreement is "hazardous" or "toxic", or is a "hazardous substance", "toxic substance", "solid waste", "hazardous waste", "hazardous pollutant", "toxic pollutant", "hazardous air pollutant", "hazardous chemical substance" or otherwise regulated under CERCLA or RCRA or other laws, rules, ordinances or regulations or which has been or shall be determined at any time by any agency or court to be hazardous or toxic under any Applicable Environmental Law. The term "Hazardous Materials" shall also include, without limitation: (i) raw materials, building components, the products of any manufacturing or other activities on the properties, wastes, petroleum, and source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C.
     (S)(S) 2011 et seq., as amended); (ii) asbestos, polychlorinated byphenyls, radioactive materials, explosives, radon, petroleum and petroleum by-products; (iii) any substance, material or waste which is or becomes regulated or prohibited by any federal, state or local rule or regulation or requires special handling or notification of any Governmental Body in its collection, storage, treatment, handling or disposal; and (iv) hazardous substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency or successors (40 C.F.R. 302 and amendments thereto).

     "RCRA" -- Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., as amended from time to time, including without limitation as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984, and regulations promulgated thereunder.

          2.27.4    Reports and Documents. Schedule 2.27 lists all environmental
                    ---------------------
     reports, investigations, surveys, inquiries communications, documents and agreements, whether or not currently in effect, related to environmental conditions of the Real Property, each of which have been provided to CMED.

          2.27.5    Material Safety Data Sheets. CIVCO has provided CMED
                    ---------------------------
     access to all Material Safety Data Sheets delivered to CIVCO in connection with any pollutants, contaminants, hazardous or toxic substances or petroleum currently or in the past used in the business of CIVCO.

     2.28 Investment Representations. Shareholder represents and warrants to
          --------------------------
CMED that:

          2.28.1 he is acquiring CMED Shares, if applicable, for his own account for investment, not for the interest of any other person, not for resale to any other person and not with a view to or in connection with a sale or distribution;

          2.28.2 he has provided the information related to Shareholder requested in written due diligence requests made by CMED to Shareholder, and that such information provided by him is true and correct in all material respects;

          2.28.3 he has had an opportunity to ask questions of and receive answers from representatives of CMED with respect to the acquisition of the CMED Shares. CMED has made available to him all documents requested and has provided answers to all such persons' questions relating to receipt of the CMED Shares;

          2.28.4 he acknowledges that, because the CMED Shares will at the Closing not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, any resale inconsistent with the Act may create liability on his part and/or the part of CMED, and agrees not to assign, sell, pledge, transfer or otherwise dispose of or transfer any of the CMED Shares unless registered under the Securities Act and applicable state securities laws or he has delivered an opinion of counsel satisfactory to CMED that such registration is not required;

          2.28.5 he is able to bear the economic risk of an investment in the CMED Shares and, by reason of his business or financial experience or the business or financial experience of his or her professional advisors who are unaffiliated with and who are not compensated by CMED, directly or indirectly, has the capacity to protect his own interests in connection with the transactions contemplated hereby;

          2.28.6 he acknowledges that all certificates of the CMED Shares issued pursuant hereto, shall contain substantially the following legend:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT IS IN EFFECT OR (II) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT."

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO, AND ARE SUBJECT TO AN AGREEMENT AND PLAN OF SHARE EXCHANGE AMONG COLORADO MEDTECH, INC., CIVCO MEDICAL INSTRUMENTS, CO., INC. AND VICTOR WEDEL, DATED NOVEMBER, 1999. A COPY OF SUCH AGREEMENT IS AVAILABLE AT THE OFFICES OF THE CORPORATION."

          2.28.7 his state of residence and mailing address is as shown on the signature page hereto.

          2.28.8 Shareholder agrees that, to the extent such Shareholder receives CMED Shares at any time subsequent to the date of the Closing, such Shareholder will reaffirm, in writing for the benefit of CMED, the representations set forth in this Section 2.28 as of the date of the issuance of the CMED Shares.

     2.29 Year 2000 Compliance. In all material respects, assets of  CIVCO, and
          --------------------
products sold and/or licensed by CIVCO in the conduct of its business and all other products used in combination with products sold and/or licensed by CIVCO, are designed to and will be capable of accurately processing date data, without error, delay or the need for manual input with respect to date data, specifically including without limitation date data which represents or references the 20th and 21st centuries, including the years 1999 and 2000 and February 29, 2000.

           Without limiting the generality of the foregoing the equipment, hardware, software and Intellectual Property owned, licensed, leased or used in the CIVCO business include "Year 2000 capabilities". "Year 2000 capabilities" means the equipment, hardware, software and Intellectual
     Property:

          (a) will not abnormally end or provide invalid or incorrect results as a results of date data, specifically including date data which represents or references different centuries or more than one century

          (b) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; and

          (c) provides that all date-related user interface functionalities and data fields include the indication of century; and

          (d) provides that all date-related data interface functionalities include the indication of century.

     CMED expressly acknowledges that CIVCO has relied on the representations and warranties of third party vendors with respect to such vendors' products used, sold or licensed by CIVCO.

     2.30 Due Diligence. CIVCO has provided to CMED the information requested
          -------------
in its due diligence request, and the information so provided was true and correct in all material respects.

     2.31 Securities Act, Etc. Neither CIVCO, nor its respective officers,
          --------------------
directors, or controlling persons (a) have been convicted within the ten years preceding the date of this Agreement of any felony or misdemeanor of the types described in Rule 262 (b)(1) under the Securities Act, (b) are subject to an order, judgment or decree of the types described in Rule 262(b)(2) under the Securities Act, (c) are subject to an order of the SEC of the types described in Rule 262(b)(3) under the Securities Act, (d) have been suspended or expelled from, or suspended or barred from association with a member of, a national securities exchange or as described in Rule 262(b)(4) under the Securities Act or (e) are subject to an order or injunction as described in Rule 262(b)(5) under the Securities Act.

     2.32 Names. Since the date of its inception, CIVCO has not used any trade
          -----
name, d/b/a, or other name to identify itself, except CIVCO Medical Instruments Co., Inc.

     2.33 Real Property and Land Use.
          --------------------------

          2.33.1 Use and operation of the Real Property now and at the time of Closing will be, in full compliance with all applicable building codes, environmental, zoning and land use laws and other local, state and federal laws and regulations.

          2.33.2 Shareholder knows of no condemnation or eminent domain proceeding pending or contemplated against the Real Property or any part thereof.

          2.33.3 The buildings and improvements which are part of the Real Property are completely within the boundary lines of the Real Property and do not violate any set back requirements and no structure of any kind encroaches upon the Real Property. Now and at the time of Closing there will be no material, physical, or mechanical defects in the Real Property including without limitation, the plumbing, heating, air conditioning and electrical systems and to the best of Shareholder's knowledge, all such items are in good operating condition and repair in compliance with all applicable governmental laws and regulations. There are no leases or other third party obligations now in place which will affect the Real Property. Shareholder has obtained all licenses, permits, easements, and rights-of-way, including proof of dedication required from all governmental authorities having jurisdiction over the Real Property or from private parties for the normal use and operation of the Real Property and to ensure vehicular and pedestrian ingress to and egress from the Real Property. The Real Property is not in a high hazard or flood zone area designated by local, state or federal governmental agencies including FEMA or any like agency.

     2.34 Material Misstatements or Omissions. No representations or warranties
          -----------------------------------
by CIVCO or Shareholder in this Agreement, or any document, exhibit, statement, certificate or schedule furnished to CMED by CIVCO or Shareholder pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or intentionally omits to state any material fact necessary to make the statements or facts contained herein or therein in the context in which they were made not misleading.


SECTION 3.     Representations and Warranties of CMED

     CMED represents and warrants to Shareholder as follows:

     3.1  Organization; Articles, Bylaws. CMED is a Colorado corporation duly
          ------------------------------
organized and existing under, and by virtue of, the laws of the State of Colorado and is in good standing under such laws. CMED has all requisite corporate power and authority to own and operate its real, personal and intellectual properties and assets, and to carry on its business as presently conducted and planned to be conducted.

     3.2  Corporate Power. CMED has all requisite legal and corporate power and
          ---------------
authority (i) to execute and deliver this Agreement and the Documents; (ii) to issue and sell the CMED Shares hereunder; and (iii) to carry out and perform its obligations under the terms of the Documents.

     3.3  Authorization. All corporate action on the part of CMED necessary for
          -------------
(i) the authorization, execution, delivery and performance of this Agreement and the Documents by CMED, (ii) the authorization, issuance, sale and delivery of the CMED Shares, and (iii) the performance of all of CMED's duties and obligations hereunder and thereunder has been taken. This Agreement and the Documents, when executed and delivered by CMED, shall constitute the valid and binding obligations of CMED, enforceable in accordance with their terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.4  Government, Third Party Consents. All consents, approvals or
          --------------------------------
authorizations of, and all designations, declarations or filings with any governmental authority or of any third party required in connection with the execution of the Documents on the part of CMED, and the performance of the transactions contemplated thereby, have been obtained by CMED, including for the offer, issuance or sale of the CMED Shares, except for the qualification (or the taking of such action which may be necessary to secure an exemption from qualification, if available) of the offer and sale of the CMED Shares under applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner prior to or promptly upon the completion of the Closing.

     3.5  Current Public Filings. CMED is current in all filings it is required
          ----------------------
to make with the U.S. Securities and Exchange Commission and the Nasdaq Stock Market pursuant to the Securities Exchange Act of 1934, and all such filings are complete and correct in all material respects

SECTION 4.     Conditions to Closing

     4.1  Conditions to Closing of CMED. Unless waived in writing by CMED, the
          -----------------------------
obligation of CMED to consummate the transactions contemplated in this Agreement on the Closing shall be subject to the satisfaction of each of the following conditions:

          4.1.1   Representations and Warranties. All representations and
                  ------------------------------
     warranties of Shareholder shall be true and correct as of the Closing Date as though such statements had been made on and as of such date, and a certificate to the foregoing effect in the form attached hereto as Exhibit 4.1.1, dated as of the Closing Date and signed by Shareholder individually shall have been delivered to CMED.

          4.1.2   Performance of Obligations. All of the terms, covenants and
                  --------------------------
     conditions of this Agreement to be complied with and performed by Shareholder on or before the Closing shall have been duly complied with and performed in all material respects on or before the date of the Closing, including specifically CIVCO's obligations in Sections 5.2 and 5.5, and a certificate to the foregoing effect, substantially in the form attached hereto as Exhibit 4.1.2, dated as of the date of the Closing and signed by Shareholder individually shall have been delivered to CMED.

          4.1.3   Termination of Directors. CMED shall have received evidence of
                  ------------------------
     the termination of all existing contracts or agreements with any current or former director of CIVCO effective as of the Closing Date.

          4.1.4   Consents and Approvals. All necessary consents of and filings
                  ----------------------
     required to be obtained or made by Shareholder relating to the consummation of the transactions contemplated herein shall have been obtained and made.

          4.1.5   Certified Certificate of Incorporation and Certificate of
                  ---------------------------------------------------------
     Existence. CMED shall have received (i) CIVCO's Certificate of
     ---------
     Incorporation, duly certified by the Secretary of State of Iowa no less than thirty (30) days prior to the date of Closing; and (ii) a certificate, dated as of a date no earlier than thirty (30) days prior to the date of Closing, duly issued by the Secretary of State of Iowa, certifying that CIVCO is in existence and authorized to do business.

          4.1.6   Secretary's Certificate. CMED shall have received a
                  -----------------------
     certificate, substantially in the form attached hereto as Exhibit 4.1.6, dated as of the Closing Date and signed by the Secretary of CIVCO, certifying as to (i) the authenticity of the signatures of the President or any Vice President of CIVCO who is authorized to act on behalf of CIVCO with respect to the transactions contemplated by this Agreement, and (ii) the truth and correctness of attached copies of CIVCO's Certificate of Incorporation (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the board of directors and Shareholder of CIVCO approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          4.1.7   Opinion of Counsel. CMED shall have received an opinion from
                  ------------------
     counsel for CIVCO and Shareholder, dated as of the date of Closing, in substantially the form attached hereto as Exhibit 4.1.7.

          4.1.8   Opinion of Certified Accountants. CMED shall have received an
                  --------------------------------
     opinion from certified public accountants for CIVCO and for CMED dated as of the Closing in substantially the form attached hereto as Exhibit 4.1.8.

          4.1.9   Real Property. All terms, covenants and conditions hereof
                  -------------
     relating to the Real Property to be complied with and performed by Shareholder on or before the Closing shall have been duly complied with and performed in all material respects on or before the date of the Closing. Subject to tender of payment at Closing as required herein and compliance by CMED with the other terms and provisions hereof, Shareholder shall execute and deliver a good and sufficient warranty deed to CMED, at Closing, conveying the Real Property free and clear of all taxes except the general taxes for the year of closing, and except the lien of Firstar Bank Iowa N.A., secured by a lien against the Real Property for a loan with a remaining principal balance of approximately $526,994, which CMED shall assume and pay. Title shall be conveyed free and clear of all liens for special improvements installed or approved as of the date of CMED's signature hereon, whether assessed or not; except (i) utility easements,
     (ii) those matters reflected by the Title Documents accepted by CMED in accordance with Section 1.6, (iii) those rights, if any, of third parties in the Real Property not shown by the public records accepted by CMED, and
     (iv) subject to building and zoning regulations. CMED shall be satisfied with the results of the Phase II site assessment on the Real Property.

          4.1.10  Intellectual Property Assignments. Shareholder shall have
                  ---------------------------------
     assigned to CIVCO all intellectual property owned or licensed by Shareholder and used in or reasonably related to the business of CIVCO.

          4.1.11  Additional Documents. CMED shall have received such other
                  --------------------
     documents as CMED may reasonably request to evidence the accuracy of any representation or warranty made by Shareholder, or the performance of or compliance with any covenants or obligations required by CIVCO or Shareholder, or to otherwise facilitate the consummation of any of the transactions contemplated by this Agreement.

     4.2  Conditions to Close of Shareholder. Unless waived in writing by
          ----------------------------------
Shareholder, the obligation of Shareholder to consummate the transactions contemplated in this Agreement on the Closing shall be subject to the satisfaction of each of the following conditions:

          4.2.1   Representations and Warranties. All representations and
                  ------------------------------
     warranties of CMED shall be true and correct as of the Closing Date as though such statements had been made on and as of such date, and a certificate to the foregoing effect in the form attached hereto as Exhibit 4.2.1, dated as of the Closing Date and signed by an officer of CMED shall have been delivered to Shareholder .

          4.2.2   Performance of Obligations. All of the terms, covenants and
                  --------------------------
     conditions of this Agreement to be complied with and performed by CMED on or before the Closing shall have been duly complied with and performed in all material respects on or before the date of the Closing, and a certificate to the foregoing effect, substantially in the form attached hereto as Exhibit 4.2.2, dated as of the date of the Closing and signed by an officer of CMED shall have been delivered to Shareholder.

          4.2.3   Consents and Approvals. All necessary consents of and filings
                  ----------------------
     to be obtained or made by CMED relating to the consummation of the transactions contemplated herein shall have been obtained and made.

          4.2.4   Certificate of Good Standing. CMED shall have delivered to
                  ----------------------------
     Shareholder a certificate, dated as of a date no earlier than thirty (30) days prior to the date of Closing, duly issued by the Secretary of State of Colorado, certifying that CMED is in good standing and authorized to do business.

          4.2.5   Opinion of Counsel. Shareholder shall have received an opinion
                  ------------------
     from counsel for CMED, dated as of the date of Closing, in substantially the form attached hereto as Exhibit 4.2.5.

          4.2.6   Opinion of Certified Accountants. Shareholder shall have
                  --------------------------------
     received an opinion from certified public accountants for CMED dated as of the Closing in substantially the form attached hereto as Exhibit 4.2.6.

          4.2.7   Additional Documents. Shareholder shall have received such
                  --------------------
     other documents as Shareholder may reasonably request to evidence the accuracy of any representation or warranty made by CMED, or the performance of or compliance with any covenants or obligations required by CMED, or to otherwise facilitate the consummation of any of the transactions contemplated by this Agreement.

SECTION 5.    Other Covenants and Agreements

     CMED, Shareholder and CIVCO each covenant that from the date hereof and through the Closing, and continuing after the Closing to the extent necessary to effect the terms of this Section:

     5.1  Access to Information. CMED and its counsel, accountants and other
          ---------------------
representatives shall have full access during normal business hours to all properties, employees, documents, books and records relating to the business and operation of CIVCO. CIVCO and Shareholder shall furnish to CMED and its representatives all data and information concerning the operations of the business of CIVCO that may be reasonably requested. CMED will give CIVCO and Shareholder reasonable notice of times it desires to review such information or otherwise conduct its due diligence and shall use reasonable efforts to minimize any disruption caused by such matters.

     5.2  Customer Contact. Between the date hereof and the Closing Date, CMED
          ----------------
may contact the customers of CIVCO, including, without limitation, General Electric Medical Systems, Acuson, Toshiba, Siemens and Boston Scientific. This contact will be done in an appropriate and coordinated fashion with the participation of CIVCO.

     5.3  Business Relationships. Shareholder and CIVCO shall use all reasonable
          ----------------------
efforts to preserve present relationships with suppliers, customers, employees, vendors, and others having relationships with the businesses of CIVCO. CIVCO shall not engage in any activities or business practices outside the ordinary course of business consistent with past practices without the prior written approval of CMED and shall conduct its business and operations in compliance with all applicable laws, statutes, rules, regulations, ordinances and orders. For purposes of this Section, a purchase or lease, or agreement to purchase or lease, capital equipment having a value of $1,000 or greater shall be considered to be outside the ordinary course of business of CIVCO.

     5.4  No Transfer. Shareholder will not issue, transfer, gift, assign,
          -----------
pledge, encumber or otherwise dispose of any shares of capital stock of CIVCO between the date hereof and the Closing Date.

     5.5  Employees. CIVCO and Shareholder shall use its best efforts to assist
          ---------
CMED in the hiring or continuation of employment with CIVCO after the Closing of CIVCO personnel and employees and of certain CIVCO senior managers on terms acceptable to CMED.

     5.6   Registration Right. CMED shall register the CMED Shares issued to
           ------------------
Shareholder hereunder as provided in the Registration Rights Agreement.

     5.7   Standstill. Shareholder agrees that until the Closing Date, or upon
           ----------
the earlier termination of this Agreement in accordance with Section 6, it will not, directly or indirectly, hold discussion with, provide information to, or solicit offers from other persons, corporations, limited liability companies, partnerships, joint venture, association, trust, agency or other entity regarding any acquisition of all or part of the CIVCO Shares or the Real Property. CIVCO and Shareholder will promptly notify CMED in writing if any person makes any offer or any inquiry relating to the foregoing to Shareholder or any officer, director or representative of CIVCO.

     5.8   Amendments. CIVCO agrees not to amend, revoke or suspend any
           ----------
provision in the CIVCO Charter or Bylaws except as requested by CMED in connection herewith.

     5.9   Satisfaction of Conditions. The parties hereto each shall use their
           --------------------------
best efforts to satisfy any Conditions of Closing set forth in Section 4 herein or in any other document executed in connection with this Agreement or the transactions contemplated herein.

     5.10  Governmental Filings. If any filings are required under federal,
           --------------------
state or other securities laws for the delivery of the CMED Shares or the CIVCO Shares, the parties will cooperate in such filings.

     5.11  Good Faith. The parties will act in good faith in connection with the
           ----------
matters described herein.

     5.12  Belgian Subsidiary CIVCO has applied to form a subsidiary entity in
           ------------------
Belgium (the "Belgian Sub"). As a part of the consideration for the transactions contemplated by this Agreement, Shareholder shall promptly transfer to CMED's designee all shares of stock or other equity in the Belgian Sub issued or to be issued to Shareholder.


SECTION 6.    Termination

     6.1   Methods of Termination. The transactions contemplated herein may be
           ----------------------
terminated and/or abandoned at any time prior to the Closing as follows:

           6.1.1  By written consent of CMED, CIVCO, and Shareholder.

           6.1.2 By any of CMED, CIVCO, or Shareholder if: (i) the Closing shall not have occurred on or before December 8, 1999 (the "Termination Date"); or (ii) any court of competent jurisdiction of the United States or any State shall have issued an order, judgment or decree (other than temporary restraining order) restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

     6.2   Effect of Termination. In the event of termination of this Agreement
           ---------------------
pursuant to Section 6.1, this Agreement (except for Sections which expressly survive such termination, which shall continue) shall become void and of no effect, without any liability on the part of the parties, unless the termination was the result of the representations and warranties of a party being incorrect when made or the breach by a party of a covenant herein contained, in which event the party whose representations and warranties were incorrect or which breached such covenants shall be liable to the other party for damages suffered by the other party.

     6.3  Procedure Upon Termination. In the event of termination and/or
          ---------------------------
abandonment by any party pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by any person. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party will return (or certify the destruction of) all documents, work papers and other information of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, except that such party may keep one copy thereof in a secure location for its legal files.


SECTION 7.    Indemnification

     7.1  General Indemnification Covenants. Subject to the provisions of this
          ---------------------------------
Section 7, Shareholder as of the Closing Date, shall indemnify, defend, save and keep CMED and its affiliates (including CIVCO), and their respective officers, directors, successors and assigns (collectively, the "CMED Indemnitees"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including without limitation, reasonable attorneys' fees, court costs and other fees, disbursements and expenses (collectively "Damages"), sustained or incurred prior to the second anniversary of the Closing Date by any of the CMED Indemnitees as a result of, arising out of or by virtue of (i) any misrepresentations, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of CIVCO or Shareholder, whether contained in this Agreement, any Document or any exhibit or schedule hereto or thereto, or any written statement or certificate furnished or to be furnished to CMED pursuant hereto or in any closing document delivered by CIVCO or Shareholder to CMED in connection herewith; (ii) any Damages associated with curing unsatisfactory title or survey conditions of the Real Property; or (iii) cleanup costs associated with the Real Property or any claims, suits, actions, demands, order, assessments, fines or penalties or other administrative proceedings brought by (a) owners of real property adjacent to the Real Property (or lessees of their real property) as a result of actual, threatened or claimed release or migration of contamination from the Real Property to adjacent properties; or (b) a local, state or federal agency, arising out of the occurrence of or release or threat of release of contamination at, on, under, or from the Real Property as a result of conditions or operations at the Real Property on or before the Closing Date. Such obligations apply regardless of the presence of a Third Party Claim (as defined below). For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto, including, without limitation, the Documents, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word "material," if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

     7.2  Procedures for Indemnification Pursuant to Section 7.1.
          ------------------------------------------------------

           7.2.1 Promptly following the receipt by a CMED Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim") or knowledge of the basis of a claim for Damages, the CMED Indemnitee receiving the notice of the Third Party Claim or knowledge of the basis for a claim: (i) shall notify Shareholder of its existence, setting forth the facts and circumstances of which such CMED Indemnitee has received notice or knowledge; and (ii) if the CMED Indemnitee giving such notice is a person entitled to indemnification under this Section 7 (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted; provided, however, that a failure to
                                            --------  -------
     provide prompt notification shall not prevent or prejudice a claim under this Section 7 except to the extent such failure has prejudiced the rights or defenses of Shareholder.

           7.2.2 The Indemnified Party shall, upon reasonable notice by Shareholder, tender the defense of a Third Party Claim to Shareholder. If Shareholder accepts responsibility for the defense of a Third Party Claim, then Shareholder shall have the right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in his discretion exercised in good faith and upon the advice of counsel, and subject to the consent of the Indemnified Party (which shall not be unreasonably withheld) to settle any such matter, either before or after the initiation of litigation, provided that at least ten (10) days prior to any such
                 --------
     settlement, he shall give written notice of his intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Shareholder.

           7.2.3 Notwithstanding the foregoing, in connection with any settlement negotiated by Shareholder, no Indemnified Party shall be required to: (i) enter into or be bound by or obligated under any settlement (a) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (b) if the Indemnified Party shall, in writing to Shareholder within the ten (10) day period prior to such proposed settlement, unreasonably withhold its consent with respect to such settlement proposal as contemplated by Section7.2.2, and desire to have Shareholder tender the defense of such matter back to the Indemnified Party, or (c) that requires an Indemnified Party to take any unreasonable affirmative actions as a condition of such settlement; or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a
     --------  -------
     settlement proposal pursuant to clause (b) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Shareholder to the extent that, upon final resolution of such Third Party Claim, Shareholder's liability to the Indemnified Party but for this proviso exceeds what the liability to the Indemnified Party would have been if Shareholder were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Section 7.2.2.

          7.2.4   If, in accordance with the foregoing provisions of this
     Section 7.2, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Shareholder shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 7.2, the Indemnified Party shall have the right, without prejudice to its rights of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Shareholder. If, pursuant to this Section 7.2, the Indemnified Party defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by Shareholder for the reasonable attorneys' fees, expert fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Shareholder of itemized bills for said attorneys' fees, court costs and other expenses. No failure by Shareholder to acknowledge in writing their indemnification obligations under this Section 7 shall relieve them of such obligations to the extent they exist.

     7.3  Certain Information. The parties hereto shall furnish or cause to be
          -------------------
furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to CIVCO, Shareholder, or CMED and assistance relating to CIVCO or CMED as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any tax return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Shareholder or CMED being liable under the indemnification provisions of this Section 7.

     7.4  Release by Shareholder. Shareholder, as of the Closing Date, hereby
          ----------------------
releases and discharges CIVCO and its officers and directors from, and agrees and covenants that in no event will Shareholder commence any litigation or other legal or administrative proceeding against, CIVCO or any of its officers or directors, either in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual, consequential, or otherwise, past, present and future, arising out of or in any way connected with their ownership of the equity securities of CIVCO or any employment or consulting relationship (other than for wages or employee benefits accrued but not yet paid, or under debts for borrowed money as listed on a Schedule hereto) prior to or at the Closing Date. Except for this Agreement and the agreements entered into hereunder, as of the Closing without further action, the voting, preemptive, buy-sell, first refusal or similar rights, employment or consulting rights, by agreement or statute, of a shareholder of CIVCO, shall terminate as to securities of CIVCO and as to CIVCO. This Section shall in no way release, waive or extinguish claims that Shareholder or CIVCO has or will have against CMED arising in the past, present or future, including under this Agreement and the agreements entered into hereunder.

     7.5  Indemnification by CMED. Subject to the provisions of this Section 7,
          ------------------------
CMED agrees to indemnify, defend and hold Shareholder harmless against, and will reimburse Shareholder on demand for, any Damages sustained or incurred prior to the second anniversary of the Closing Date by Shareholder as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of CMED, whether contained in this Agreement, any Document or any exhibit or schedule hereto or thereto or any written statement or certificate furnished or be to furnished to CMED pursuant hereto or in any Document delivered by CMED to CIVCO or Shareholder in connection herewith. The procedures set forth in Sections 7.2 and 7.3 shall be applied to any claim under this Section by a Shareholder, and in construing such Sections, Shareholder shall be treated as the "CMED Indemnitees" and "Indemnified Party" for such purposes and CMED shall be treated as the " Shareholder." Such obligations apply regardless of the presence of a Third Party Claim.

     7.6  No Rights of Shareholder Against CIVCO. Shareholder has no claim or
          --------------------------------------
cause of action, directly, by contribution, by subrogation or otherwise, against CIVCO for any matter for which Shareholder must provide indemnification, defense or hold harmless hereunder or under any other document or agreement.

     7.7  Limits on Indemnification; Escrow.
          ---------------------------------

          7.7.1   Threshold Neither CMED, CIVCO nor Shareholder shall assert any
                  ---------
     claim for indemnification hereunder against the other until such time as, and solely to the extent that, the aggregate of all claims which such party may have against the other shall exceed $25,000 (the "Indemnification Threshold"); provided, however, that claims related to remediation of
                  --------  -------
     unsatisfactory conditions related to the Real Property shall not be subject to the Indemnification Threshold. For purposes of determining whether a claim is subject to indemnification under this Section 7, and counted toward the Indemnification Threshold, claims which in the aggregate are material shall be counted toward the Indemnification Threshold and indemnifiable hereunder even if any such claims individually are not material.

          7.7.2   Shareholder Escrow. CMED and Shareholder shall enter into an
                  ------------------
     agreement in the form of Exhibit B for the creation of an escrow account (the "Escrow") into which an amount equal to six percent (6%) of the CMED Shares issuable to Shareholder at the Closing (the "Escrow Consideration") will be placed. The Escrow Consideration will be held in the Escrow until the expiration of twelve (12) months after the Closing or such earlier date as CMED in its sole discretion shall choose to terminate the Escrow, at which time the portion of the Escrow Consideration which remains in the Escrow and is not reserved against for the payment of any indemnification claims made by CMED prior to such expiration, along with accrued interest and less the cost of establishing and maintaining the Escrow, shall be disbursed to Shareholder. CMED shall make claims initially against, and such claims shall be paid by, the Escrow and only after that Escrow Consideration has been exceeded will a claim be made against Shareholder. If an indemnification claim is satisfied by the Escrow, the number of CMED Shares used to satisfy such a claim shall be calculated at $15.00 per share.

          7.7.3    Offset. CMED shall have the right, upon written notice, to
                   -------
     offset indemnification amounts due to it pursuant to this Agreement against payments due to Shareholder under this Agreement or any contract contemplated by, or referred to in, this Agreement.

          7.7.4    Cap.  Notwithstanding the above terms of this Agreement,
                   ---
     neither CMED nor Shareholder shall be liable under this Section 7 for an amount which exceeds the dollar amount calculated by multiplying twenty five percent (25%) time the number of CMED Shares to be issued to Shareholder hereunder times $15.00 per share.

          7.7.5    Environmental Damages. Shareholder may be indemnified by
                   ---------------------
     Velma E. Skola for certain costs associated with environmental conditions of the Real Property pursuant to that certain Closing and Indemnification Agreement dated May 20, 1992 (the "Skola Agreement"). Shareholder and CMED agree that Section 3 of the Skola Agreement refers to the May 22, 1991 report of Groundwater Resource Consultants, Inc., a copy of which has been supplied to CMED (the "Groundwater Report"). Notwithstanding the provisions of Section 7.1 regarding time period or Section 7.7.4 regarding indemnity cap, in addition to Shareholder's indemnification obligations under Section 7.1, Shareholder shall indemnify CMED for any Damages pertaining to the environmental problems identified in the Groundwater Report, but only to the extent Shareholder is actually indemnified by Skola or under the Skola Agreement for such items.

SECTION 8.    Miscellaneous

     8.1   Notice.  Any notice required or permitted hereunder shall be in
           -------
writing and shall be sufficiently given if (i) personally delivered, (ii) mailed by certified or registered United States mail, return receipt requested, or
(iii) sent by recognized air express courier for next business day delivery, addressed as follows:

If to CMED:              Colorado MEDtech, Inc.
                         6175 Longbow Drive
                         Boulder, CO 80301
                         Attn: Peter Jensen
                         Telephone: (303) 530-2660
                         Facsimile: (303) 581-1010

Copy to:                 Chrisman, Bynum & Johnson, P.C.
                         1900 15/th/ Street
                         Boulder, CO 80302
                         Attn: Christopher M. Hazlitt
                         Telephone: (303) 546-1300
                         Facsimile: (303) 449-5426

If to Shareholder:       Victor Wedel
                         205 Hazel Drive

                         Corona Del Mar, CA 92625
                         Telephone: (949) 760-1622
                         Facsimile: (949) 760-0385

Copy to:                 Shuttleworth & Ingersoll, P.C.
                         115 Third Street SE, Ste. 500
                         Cedar Rapids, IA 52406
                         Attn: Gary Streit
                         Telephone: (319) 365-9461
                         Facsimile: (319) 365-8725

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered, three business days after so mailed, or one business day after the date delivered to the air express courier.

     8.2   Execution of Additional Documents.  The parties hereto will at any
           ----------------------------------
time, and from time to time after the Closing Date, upon reasonable request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to any securities being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the securities transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

     8.3   Binding Effect; Benefits.  This Agreement shall be binding upon and
           -------------------------
shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8.4   Entire Agreement.  This Agreement, together with the exhibits,
           -----------------
schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings, letters of intent and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement and the exhibits, schedules and other documents contemplated hereby, shall be given no force or effect. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing.

     8.5   Governing Law.  This Agreement shall be governed by and construed in
           --------------
accordance with the laws of the State of Colorado exclusive of the conflict of law provisions thereof.

     8.6   Arbitration; Consent to Jurisdiction.  Any and all disputes arising
           -------------------------------------
out of this Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding arbitration. If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single neutral arbitrator who is a former state or federal judge. Unless the parties agree otherwise, the arbitration shall be conducted by Judicial Arbiter Group ("JAG") or any similar arbitration organization using retired state or federal judges if JAG is no longer in existence or is unable to conduct an arbitration in the venue selected by the parties. Venue shall be Boulder, Colorado. The decision of the arbitrator shall be final, nonappealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitrator shall be bound by the laws of the state of Colorado and all rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. Discovery shall be permitted in accordance with the rules and procedures of the state of Colorado unless otherwise agreed to by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension of time. The arbitrator shall have the power to grant equitable relief including attorney's fees and costs, where applicable under law and shall not be entitled to make an award of punitive damages. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty
(30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect intellectual property rights or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

Shareholder, CMED, and CIVCO hereby consent to the jurisdiction of JAG and the courts of the State of Colorado and the United States District Courts for the District of Colorado, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any arbitration, suit, action or other proceeding arising out of any of their obligations arising hereunder or with respect to the transactions contemplated hereby and expressly waive any and all objections they may have as to venue in any of such courts.

     8.7   Attorneys' Fees and Costs.  In the event of any arbitration or
           --------------------------
litigation being filed or instituted between two or more of the parties concerning this Agreement, the Prevailing Party will be entitled to receive from the other party or parties its attorneys' fees, experts' fees, costs and expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief. The "Prevailing Party" is that party which is awarded judgment or other legal or equitable relief as a result of trial or arbitration, or who receives or is entitled to receive a payment of money from the other party in settlement of claims asserted by such party. If both parties receive a judgment or other award of relief, the court or the arbiter shall determine which party is the Prevailing Party, taking into consideration the merits of the claims asserted by each party, the relative values of the judgments or other forms of relief received by each party, and the relative equities between the parties.

     8.8   Survival.  All of the terms, covenants, conditions, warranties and
           ---------
representations contained in this Agreement and any Document shall survive the execution hereof and the Closing hereunder in accordance with their terms and all representations and warranties shall survive for twenty four (24) months following the Closing Date.

     8.9   Waivers.  CMED, Shareholder, or CIVCO may, by written notice to the
           --------
other: (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or
(iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder nor as a waiver of any claim for breach of representation, warranty or covenant.

     8.10  Merger of Documents.  This Agreement and all agreements and documents
           --------------------
contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

     8.11  Incorporation of Exhibits and Schedules.  All exhibits and schedules
           ----------------------------------------
attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     8.12  Severability.  If for any reason whatsoever any one or more of the
           -------------
provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

     8.13  Assignability.  Neither this Agreement nor any of the parties' rights
           --------------
or obligations hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto. No assignment shall relieve a party of its obligations hereunder.

     8.14  Effectiveness of Agreement.  This Agreement shall become effective
           ---------------------------
and binding on the parties hereto only when signed and delivered by each of the parties hereto. There are no third party beneficiaries of this Agreement.

     IN WITNESS WHEREOF, the parties hereby execute this Plan and Agreement of Share Exchange this 15/th/ day of November, 1999.


Colorado MEDtech, Inc.



By:  /s/ John V. Atanasoff
    ----------------------
    John V. Atanasoff, President

SHAREHOLDER


/s/ Victor Wedel
--------------------------
Victor Wedel




CIVCO Medical Instruments Co., Inc.



By: /s/ Victor Wedel
    ----------------------
    Victor Wedel, Chief Executive Officer